As filed with the Securities and Exchange Commission on June 20, 2008.
     Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WILLBROS GROUP, INC.
(Exact name of registrant as specified in its charter)

Republic of Panama (State or other jurisdiction of incorporation or organization)	98-0160660 (I.R.S. Employer Identification No.)
Plaza 2000 Building
50th Street, 8th Floor
P.O. Box 0816-01098
Panama, Republic of Panama
(Address, including zip code, of registrant’s principal executive offices)

Willbros Group, Inc. 1996 Stock Plan
(Full title of the plan)

Robert R. Harl
President and Chief Executive Officer
Willbros Group, Inc.
c/o Willbros USA, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, TX 77027
(713) 403-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:
Robert J. Melgaard, Esq.
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172
(918) 586-5711
(918) 586-8548 (Facsimile)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(1)(2)	per share(3)	offering price(3)	registration fee
Common Stock, $.05 par value (2)	750,000	$44.66	$33,495,000	$1,316.35
Preferred Share Purchase Rights (2)	750,000	N/A(2)	N/A(2)	N/A(2)

(1)	The shares of Common Stock being registered consist of 750,000 additional shares that may be issued under the Willbros Group, Inc. 1996 Stock Plan (the “1996 Stock Plan”). In addition, this Registration Statement shall cover any additional shares of Common Stock that may become issuable pursuant to the anti-dilution provisions of the 1996 Stock Plan.

(2)	Each share of Common Stock registered hereunder includes a Preferred Share Purchase Right pursuant to the registrant’s Rights Agreement dated April 1, 1999, with Mellon Investor Services, LLC, as Rights Agent.

(3)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of $44.66 per share, the average of the high and low sales prices for the Common Stock as reported on the New York Stock Exchange on June 13, 2008.

PART II
Item 3. Incorporation of Documents by Reference.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS
Opinion of Arias, Fabrega & Fabrega
Consent of Grant Thornton LLP
Consent of GLO CPAs, LLLP

INCORPORATION OF PRIOR
REGISTRATION STATEMENTS BY REFERENCE
     This Registration Statement relates to the registration of additional shares of Common Stock of the registrant to be issued pursuant to the Willbros Group, Inc. 1996 Stock Plan, as amended (the “1996 Stock Plan”). The additional shares relate to the amendment to the 1996 Stock Plan approved by the stockholders of the registrant at the Annual Meeting of Stockholders on May 29, 2008, to increase the number of shares of Common Stock available for issuance under the 1996 Stock Plan from 4,075,000 shares to 4,825,000 shares. The contents of the registrant’s Registration Statements on Form S-8, Registration No. 333-18421, Registration No. 333-53748, Registration No. 333-74920 and Registration No. 135543 filed with the Securities and Exchange Commission on December 20, 1996, January 16, 2001, November 30, 2001, and June 30, 2006, respectively, relating to the 1996 Stock Plan are hereby incorporated by reference in this Registration Statement, except as amended hereby, pursuant to General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Willbros Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:
     (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2007;
     (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;
     (3) Current Reports on Form 8-K filed with the Commission on January 22, 2008, February 14, 2008, March 26, 2008, May 15, 2008, and June 3, 2008;
     (4) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated July 19, 1996, and including any amendment or report heretofore or hereafter filed for the purpose of updating such description; and
     (5) The description of the Registrant’s Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A, dated April 9, 1999, and including any amendment or report heretofore or hereafter filed for the purpose of updating such description.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.
     The following documents are filed as exhibits to this Registration Statement:

5*	Opinion of Arias, Fabrega & Fabrega.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of GLO CPA’s, LLLP.

23.3*	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5).

24*	Power of Attorney (included on page II-4 of this Registration Statement).

*	Filed herewith.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 20th day of June, 2008.

WILLBROS GROUP, INC.
By:	/s/ Robert R. Harl
Robert R. Harl
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert R. Harl, Van A. Welch and John T. Dalton, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John T. McNabb, II John T. McNabb, II	Director and Chairman of the Board	June 20, 2008

/s/ Robert R. Harl Robert R. Harl	Director, Chief Executive Officer, President and Chief Operating Officer (Principal Executive Officer and Authorized Representative in the United States)	June 20, 2008

/s/ Van A. Welch Van A. Welch	Chief Financial Officer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)	June 20, 2008

Michael J. Bayer	Director

/s/ William B. Berry William B. Berry	Director	June 20, 2008

/s/ Arlo B. DeKraai Arlo B. DeKraai	Director	June 20, 2008

/s/ Gerald J. Maier Gerald J. Maier	Director	June 20, 2008

/s/ Robert L. Sluder Robert L. Sluder	Director	June 20, 2008

/s/ James B. Taylor, Jr. James B. Taylor, Jr.	Director	June 20, 2008

/s/ S. Miller Williams S. Miller Williams	Director	June 20, 2008

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

5*	Opinion of Arias, Fabrega & Fabrega.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of GLO CPAs, LLLP.

23.3*	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5).

24*	Power of Attorney (included on page II-4 of this Registration Statement).

*	Filed herewith.